Item 77I Deutsche Alternative Asset Allocation
Fund (a series of Deutsche Market Trust)

Class R6 shares for Deutsche Alternative Asset
Allocation Fund (formerly DWS Alternative Asset
Allocation Fund) became effective on November 28,
2014. Class R6 shares are sold solely to participants in certain retirement plans, without a front-end sales load, a CDSC, a distribution fee or a service fee.
There is no account maintenance fee, minimum initial investment and no minimum additional investment for purchases of Class R6 shares.